Exhibit 23.3
CONSENT OF ABS ENERGY RESEARCH
     The undersigned hereby consents to the inclusion in Elster Group SE’s Registration Statement on Form F-1, including any amendments thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission, of its name, of references to its 2009 Multi-Utility Meter Report (Edition 7) and of the data from such report that appears in the Registration Statement.
June 1st, 2010

ABS Energy Research
By:	/s/ Euan Blauvelt
	Name:	EUAN BLAUVELT
Copy certified as true and complete of the original by Mr. Euan Blauvelt.